INDEPENDENT AUDITOR'S CONSENT

We do hereby consent to the use of our reports dated October 9, 2001 on the financial statements of Village XIII Acquisition Corporation included in and made part of the registration statement of Village XIII Acquisition Corporation dated April
14, 2002.

April 14, 2002

/s/ James E. Scheifley & Associates, P.C.
     Certified Public Accountant